Exhibit 4.1

FIRST AMENDMENT TO
WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “First Amendment”), dated as of May 9, 2022, is made by and between Lionheart Acquisition Corporation II, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agent”).  Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Warrant Agreement, by and between the Company and the Warrant Agent dated as of August 13, 2020 (the “Existing Warrant Agreement”).

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders with respect to matters that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1	Amendments to Existing Warrant Agreement. The parties hereby amend the Existing Warrant Agreement as provided in this Section 1:

1.1          Exercise Period.  The “Exercise Period” as set forth in Section 3.2 shall be amended to commence on the date that is ten (10) days after the first date on which the Company completes a Business Combination:

1.2          Cashless Exercise.  Section 3.3.1(b) is hereby amended and restated in its entirety as follows:

“(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis” or at any other time a holder of Warrants elects to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Exercise Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value.  Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average of the last reported sale prices of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent;”

2	Miscellaneous Provisions.

2.1          Successors.  All the covenants and provisions of this First Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

2.2          Applicable Law.  The validity, interpretation and performance of this First Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this First Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3          Counterparts.  This First Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4          Effect of Headings.  The section headings herein are for convenience only and are not part of this First Amendment and shall not affect the interpretation thereof.

2.5          Severability.  This First Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this First Amendment or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this First Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.6          Effect on Existing Warrant Agreement.  Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this First Amendment, and shall continue in full force and effect.

2.7          Entire Agreement.  The Existing Warrant Agreement, as modified by this First Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman, President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

[Signature Page to First Amendment to Warrant Agreement]